SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

UNIVERSAL HEALTH SERVICES, INC.

April 29, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Universal Health Services, Inc. to be held at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania, on Thursday, June 2, 2005, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	the election of two directors by the holders of Class A and Class C Common Stock;

(2)	the election of a director by the holders of Class B and Class D Common Stock;

(3)	the approval of the Universal Health Services, Inc. 2005 Stock Incentive Plan by the holders of Class A, B, C and D Common Stock;

(4)	the approval of the Universal Health Services, Inc. 2005 Executive Incentive Plan by the holders of Class A, B, C and D Common Stock;

(5)	the approval of the Universal Health Services, Inc. Employee Stock Purchase Plan by the holders of Class A, B, C and D Common Stock;

(6)	the consideration of one stockholder proposal by the holders of Class A, B, C and D Common Stock; and

(7)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please either vote by telephone, internet, or promptly sign and return your proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for Stockholders’ comments and discussion relating to the Company.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller

Chairman, President and

Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 2, 2005

Notice is hereby given that the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) will be held on Thursday, June 2, 2005 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election of two directors by the holders of Class A and Class C Common Stock;

(2)	the election of a director by the holders of Class B and Class D Common Stock;

(3)	the approval of the Universal Health Services, Inc. 2005 Stock Incentive Plan by the holders of Class A, B, C and D Common Stock;

(4)	the approval of the Universal Health Services, Inc. 2005 Executive Incentive Plan by the holders of Class A, B, C and D Common Stock;

(5)	the approval of the Universal Health Services, Inc. Employee Stock Purchase Plan by the holders of Class A, B, C and D Common Stock;

(6)	the consideration of one stockholder proposal by the holders of Class A, B, C and D Common Stock; and

(7)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 22, 2005, are entitled to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. IN ANY EVENT, PLEASE VOTE BY TELEPHONE, INTERNET OR MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 29, 2005

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

GENERAL

This Proxy Statement and enclosed forms of Proxy (first mailed to stockholders on or about April 29, 2005) are furnished in connection with the solicitation by the Board of Directors of Universal Health Services, Inc. (the “Company”) of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The meeting will be held on Thursday, June 2, 2005 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. The Annual Meeting is being held (1) to have the holders of Class A and C Common Stock elect two Class III directors of the Company, to serve for a term of three years until the annual election of directors in 2008 and the election and qualification of their respective successors; (2) to have the holders of Class B and D Common Stock elect one Class III director of the Company, to serve for a term of three years until the annual election of directors in 2008 and the election and qualification of his successor; (3) to have the holders of Class A, B, C and D Common Stock vote upon the proposal to approve the Universal Health Services, Inc. 2005 Stock Incentive Plan; (4) to have the holders of Class A, B, C and D Common Stock vote upon the proposal to approve the Universal Health Services, Inc. 2005 Executive Incentive Plan; (5) to have the holders of Class A, B, C and D Common Stock vote upon the proposal to approve the Universal Health Services, Inc. Employee Stock Purchase Plan; (6) to have the holders of Class A, B, C and D Common Stock vote upon one Stockholder proposal; and (7) to transact such other business as may properly be brought before the meeting or any adjournment thereof.

A copy of the Company’s Annual Report to Stockholders, including financial statements for the year ended December 31, 2004, is enclosed herewith.

A separate form of Proxy applies to the Company’s Class A and Class C Common Stock and a separate form of Proxy applies to the Company’s Class B and Class D Common Stock. Enclosed is a Proxy for the shares of stock held by you on the record date. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by the Company prior to the Annual Meeting, be voted FOR each of the nominees for directors. Any Proxy executed and returned to the Company is revocable by delivering a later signed and dated Proxy or other written notice to the Secretary of the Company at any time prior to its exercise. A Proxy is also subject to revocation if the person executing the Proxy is present at the meeting and chooses to vote in person.

VOTING

Only stockholders of record as of the close of business on April 22, 2005 are entitled to vote at the Annual Meeting. On that date, 3,328,404 shares of Class A Common Stock, par value $.01 per share, 335,800 shares of Class C Common Stock, par value $.01 per share, 54,389,301 shares of Class B Common Stock, par value $.01 per share, and 27,096 shares of Class D Common Stock, par value $.01 per share, were outstanding.

The Company’s Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share. Each holder of Class A Common Stock may cumulate his votes for directors giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares of Class A Common Stock, or he may distribute his votes on the same principle among as many candidates as he shall see fit. For a holder of Class A Common Stock to exercise his cumulative voting rights, the stockholder must give notice at the meeting of his intention to cumulate his votes.

As to matters other than the election of directors, including the proposal to approve the Universal Health Services, Inc. 2005 Stock Incentive Plan, the proposal to approve the Universal Health Services, Inc. 2005 Executive Incentive Plan, the proposal to approve the Universal Health Services, Inc. Employee Stock Purchase Plan, and the consideration of one Stockholder Proposal, the Company’s Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds). In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in their discretion, may require beneficial owners to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from the stock records of the Company.

Stockholders entitled to vote for the election of directors can withhold the authority to vote for any nominee.

As of April 22, 2005, the shares of Class A and Class C Common Stock constituted 6.3% of the aggregate outstanding shares of the Company’s Common Stock, had the right to elect five members of the Board of Directors and constituted 84.9% of the general voting power of the Company; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options), constituted 93.7% of the outstanding shares of the Company’s Common Stock, had the right to elect two members of the Board of Directors and constituted 15.1% of the general voting power of the Company.

As of March 31, 2005, the Company’s current directors and officers as a group owned of record or beneficially 3,321,004 shares of Class A Common Stock, 1,006,685 shares of Class B Common Stock (excluding shares issuable upon exercise of options), 335,040 shares of Class C Common Stock and 1,260 shares of Class D Common Stock, representing 99.8%, 1.9%, 99.8% and 4.7%, respectively, of the outstanding shares of each class and constituting 85.1% of the general voting power of the Company on that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2005, the number of shares of equity securities of the Company and the percentage of each class owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of the general voting power of the Company currently held, by (i) all stockholders known by the Company to own more than 5% of any class of the Company’s equity securities, (ii) all directors and nominees of the Company who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

	Title of Class
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)		Percentage of General Voting Power(3)

Leatrice Ducat National Disease Research Interchange 401 N. Michigan Avenue Suite 1200 Chicago, IL 60611			17,200	(5)(14)						(5)

John H. Herrell 1021 10th Street, S.W. Rochester, MN 55902			22,000	(5)(14)						(5)

Robert H. Hotz Houlihan Lokey Howard & Zukin 245 Park Avenue, 20th Floor New York, NY 10167			55,000	(5)(14)						(5)

Alan B. Miller	3,287,300	(6)	5,406,124	(4)(6)(14)	330,844				83.	9%
	(98.8%)		(9.9%)		(98.5%)

Robert A. Meister Aon Group, Inc. 222 Lakeview Avenue Suite 510 West Palm Beach, FL 33401			0

Anthony Pantaleoni Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, NY 10103	8,904	(5)(15)	42,896	(4)(5)(7)(14)	1,096	(5)	560	(5)(7)		(5)

John F. Williams, Jr., M.D. The George Washington University 2300 Eye Street, N.W. Suite 713E Washington, DC 20037			15,300	(5)(14)						(5)

Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)		Percentage of General Voting Power(3)
Debra K. Osteen			139,508	(5)(14)					(5)
O. Edwin French			48,858	(5)(14)					(5)
Steve G. Filton			185,961	(5)(14)					(5)
Richard C. Wright	24,800	(5)	83,142	(4)(5)(14)	3,100	(5)	700	(5)	(5)
Westport Asset Management, Inc. 253 Riverside Avenue Westport, CT 06880			2,748,450 (5.1%)	(8)					(5)
Private Capital Management, L.P. 3003 Tamiami Trail North Naples, FL 33940			9,092,727 (16.7%)	(9)					(5)
FMR Corp. 82 Devonshire Street Boston, MA 02109			4,426,150 (8.1%)	(10)					(5)
Neuberger Berman Inc. 605 Third Avenue New York, NY 10158			2,994,630 (5.5%)	(11)					(5)
American Century Investment Twentieth Century Tower 4500 Main Street Kansas City. MO 64111			2,881,848 (5.3%)	(12)					(5)
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105			3,072,844 (5.7%)	(13)					(5)
All directors & executive officers as a group (11 persons)	3,321,004 (99.8%)		6,015,989 (11.1%)	(4)(14)	335,040 (99.8%)		1,260 (4.7%)		(85.1%)

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.
(3)	As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).
(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.
(5)	Less than 1%.
(6)	Includes 200,000 shares of Class A Common Stock which are beneficially owned by Mr. Miller and are held by Mr. Miller in Trust for the benefit of his spouse; 305,487 shares of Class A Common Stock which are held by three trusts of which Mr. Miller and Mr. Pantaleoni are trustees, for the benefit of Mr. Miller and certain members of his family; 444,447 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are three other trusts (“2002 Trusts”) of which Marc Miller (who is the son of Alan B. Miller and an employee of the Company) and Mr. Pantaleoni are trustees. Marc Miller is the sole manager of the A. Miller Family, LLC. During the tenure of such appointment, Marc Miller has voting and dispositive power with respect to the Class A Common Stock held by the A. Miller Family, LLC. Pursuant to the limited liability company agreement, only Alan B. Miller has the right to remove Marc Miller as manager.

(7)	Includes 3,780 shares of Class B Common Stock and 560 shares of Class D Common Stock which are beneficially owned by Mr. Pantaleoni and are held by Mr. Pantaleoni in trust for the benefit of certain members of his family.
(8)	These securities are held by Westport Asset Management, Inc., a registered investment advisor. Information is based on Amendment No. 6 to Schedule 13G dated February 14, 2005.
(9)	These securities are held by Private Capital Management, LP. a registered investment advisor. Information is based on Amendment No. 3 to Schedule 13G dated February 14, 2005.
(10)	These securities are held by FMR Corp. Information is based on Amendment No. 1 to Schedule 13G dated February 14, 2005.
(11)	These securities are held by Neuberger Berman Inc., a registered investment advisor. Information is based on Amendment No. 1 to Schedule 13G dated February 15, 2005.
(12)	These securities are held by American Century Investment Management, Inc. Information is based on Schedule 13G dated February 11, 2005.
(13)	These securities are held by Barclays Global Investors, N.A. Information is based on Schedule 13G dated February 14, 2005.
(14)	Includes 1,352,000 shares issuable pursuant to stock options to purchase Class B Common Stock held by directors and executive officers of the Company and exercisable within 60 days of March 31, 2005 as follows: Leatrice Ducat (15,000); John H. Herrell (15,000); Robert H. Hotz (25,000); Alan B. Miller (1,000,000); Anthony Pantaleoni (25,000); John F. Williams, Jr., M.D. (15,000); Debra K. Osteen (96,250); Steve Filton (80,000); O. Edwin French (40,750); and Richard C. Wright (40,000).
(15)	Does not include (i) 305,487 shares of Class A Common Stock which are held by three trusts of which Mr. Pantaleoni is a trustee, for the benefit of Mr. Miller and certain members of his family and (ii) 444,447 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are the 2002 Trusts of which Mr. Pantaleoni is a trustee. Mr. Pantaleoni disclaims any beneficial intetest in the shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently fixed at seven members, and is divided into three classes, with members of each class serving for a three-year term. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting. Under the Company’s Restated Certificate of Incorporation, holders of shares of the Company’s outstanding Class B and Class D Common Stock are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in each of Class II and Class III, and the holders of Class A and Class C Common Stock are entitled to elect the remaining directors, currently five directors, two in Class I, one in Class II, and two in Class III.

The persons listed below currently constitute the Company’s Board of Directors. The term of the Class III directors, Mr. Alan B. Miller, Mr. Robert A. Meister and Dr. John F. Williams, Jr., expires at the 2005 Annual Meeting. Mr. Alan B. Miller and Mr. Robert A. Meister have been nominated to be elected by the holders of Class A and Class C Common Stock and Dr. John F. Williams, Jr. has been nominated to be elected by the holders of Class B and Class D Common Stock. The Company has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected.

The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

NOMINEES WHOSE TERMS EXPIRE IN 2008
Alan B. Miller	III	A Common C Common	67	Chairman of the Board, President and Chief Executive Officer of the Company since 1978. Prior thereto, President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Trustee of Universal Health Realty Income Trust. Director of Penn Mutual Life Insurance Company and Broadlane, Inc.	1978

Robert A. Meister	III	A Common C Common	63	Vice Chairman of Aon Group, Inc., an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation since 1991.	2004

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since
John F. Williams, Jr., M.D., Ed.D.	III	B Common D Common	56	University Provost of The George Washington University since January 1, 2003; Vice President for Health Affairs of The George Washington University since 1997; Dean of The George Washington University from 1997 through 2003; Prior thereto, Medical Director of The George Washington University Hospital, and Associate Vice President for Graduate Medical Education at the School of Medicine and Health Sciences; Member of the American Public Health Association, the American Medical Association, the New York Academy of Sciences, the American Society of Anesthesiologists and the Society of Critical Care Medicine.	1999

DIRECTORS WHOSE TERMS EXPIRE IN 2006
John H. Herrell	I	A Common C Common	64	Former Chief Administrative Officer of Mayo Foundation from 1993 through 2002; Chief Financial Officer of Mayo Foundation from 1984 until 1993 and various other capacities since 1968.	1993

Leatrice Ducat	I	A Common C Common	72	President and Founder, National Disease Research Interchange since 1980; President and Founder, Human Biological Data Interchange since 1988; Founder, Juvenile Diabetes Foundation, National and International Organization.	1997

DIRECTORS WHOSE TERMS EXPIRE IN 2007
Anthony Pantaleoni	II	A Common C Common	65	Of Counsel to the law firm of Fulbright & Jaworski L.L.P., New York, New York. Director of AAON, Inc. The Company utilized during the year ended December 31, 2004 and currently utilizes the services of Fulbright & Jaworski L.L.P. as outside counsel.	1982

Robert H. Hotz	II	B Common D Common	60	Senior Managing Director, Head of Investment Banking, Member of the Board of Directors, Houlihan Lokey Howard & Zukin, New York, NY; former Senior Vice Chairman, Investment Banking for the Americas, UBS Warburg, LLC, New York, NY.	1991

Vote Required

The nominee receiving the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting as a class, and Class B and Class D Common Stock, voting as a Class respectively, present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as the Class III Directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompany proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2

APPROVAL OF THE 2005 STOCK INCENTIVE PLAN

On March 31, 2005, the Company’s Board of Directors adopted the Universal Health Services, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), subject to the approval of the Company’s stockholders, to replace the Company’s Amended and Restated 1992 Stock Option Plan, which expires on July 15, 2005. The Stock Incentive Plan is intended to provide a flexible vehicle through which the Company may offer equity-based compensation incentives to key personnel of the Company and its affiliates in order to attract, motivate, reward and retain such personnel and to further align the interests of such personnel with those of the stockholders of the Company.

In assessing this proposal, stockholders should consider that directors and executive officers of the Company are eligible to receive awards under the Stock Incentive Plan and thus may have a substantial interest in this proposal.

Description of 2005 Stock Incentive Plan

The following summary describes the principal features of the Stock Incentive Plan and is qualified in its entirety by reference to the plan document, a copy of which is attached hereto as Exhibit A.

Awards under the Stock Incentive Plan may be in the form of options to purchase shares of Class B Common Stock (including options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options which do not qualify as “incentive stock options”) and stock appreciation rights (“SARs”). Awards may be granted to present or future employees of the Company or an affiliate of the Company and to directors of, or consultants to, the Company or an affiliate who are not employees. Approximately 400 persons are eligible to receive awards under the Stock Incentive Plan.

Subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, an aggregate of four million shares of Class B Common Stock may be issued under the Stock Incentive Plan. For these purposes, shares subject to an award that is forfeited, canceled, terminated or settled in cash and shares withheld or tendered by the recipient of an award as payment of the exercise price under an award or the tax withholding obligations associated with an award will remain available for issuance pursuant to the Stock Incentive Plan. On April 22, 2005, the closing price of a share of Class B Common Stock, as reported on the New York Stock Exchange, was $51.94.

Subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, the maximum number of shares of Class B Common Stock with respect to which options or SARs may be granted under the Stock Incentive Plan during a calendar year to any employee is one million shares.

The Stock Incentive Plan will be administered by the Compensation Committee of the Board of Directors, or such other committee of directors designated by the Board of Directors. Notwithstanding the foregoing, the

Board of Directors has sole responsibility and authority for matters relating to the grant and administration of awards to non-employee directors of the Company. Subject to the provisions of the Stock Incentive Plan, the committee, acting in its discretion, shall have responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the Stock Incentive Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Stock Incentive Plan.

Stock options shall have such vesting and other terms and conditions as the committee, acting in its discretion, may determine. The exercise price per share of Class B Common Stock covered by an option may not be less than 100% of the fair market value of the underlying Class B Common Stock on the date of grant. For purposes of the Stock Incentive Plan, unless otherwise determined by the committee, the fair market value of a share of Class B Common Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Class B Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

Without the approval of the Company’s stockholders, the committee shall not amend or replace options previously granted under the Stock Incentive Plan in a transaction that constitutes a “repricing.”

Unless sooner terminated, an option shall automatically expire on the tenth anniversary of the date it is granted. The committee, acting in its sole discretion, may permit the exercise price to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure, in the form of unrestricted shares of Class B Common Stock or, subject to applicable law, by any other form of consideration deemed appropriate.

SARs shall have such vesting and other terms and conditions as the committee, acting in its discretion, may determine. The base price per share of Class B Common Stock covered by an SAR may not be less than the fair market value of the underlying Class B Common Stock on the date of grant. Unless sooner terminated in accordance with its terms, an SAR shall automatically expire on the tenth anniversary of the date it is granted. Upon the exercise of an SAR (or designated settlement date, if applicable), the holder shall be entitled to receive an amount in shares of Class B Common Stock equal to the product of (i) the number of shares of Class B Common Stock with respect to which the SAR is being exercised (or settled) and (ii) the difference between the fair market value of a share of Class B Common Stock on the date the SAR is exercised (or settled) and the base price per share of the SAR.

Unless otherwise determined by the committee in its sole discretion, if an award recipient ceases to be employed by or to perform other services for the Company and its affiliates for any reason other than death or disability, then each outstanding option or SAR held by the recipient will terminate on the date of termination of employment or other service. Unless otherwise determined by the committee in its sole discretion, if an award recipient’s employment or service is terminated by reason of death or disability, then each outstanding option or SAR will terminate on the date one year after the date of such termination of employment or other service or, if earlier, the date specified in the award agreement.

The Stock Incentive Plan will become effective on the date it is approved by the Company’s stockholders. Unless sooner terminated by the Board of Directors, the Stock Incentive Plan will terminate on the tenth anniversary of such date. The Board of Directors may amend or terminate the Stock Incentive Plan at any time, subject to stockholder approval of any such amendment if so required under applicable law or exchange or market requirements.

Because awards under the Stock Incentive Plan are made on a discretionary basis, the awards that will be made under the Stock Incentive Plan are not determinable at this time.

Federal Income Tax Consequences

An optionee will not recognize taxable income upon the grant of an option. In general, the holder of an option which does not qualify as an “incentive stock option” (within the meaning of Section 422 of the Code) will recognize ordinary income when the option is exercised equal to the excess of the value of the stock and the exercise price (i.e., the option spread), and the Company will receive a corresponding deduction. Upon a later sale of the stock, the optionee will recognize capital gain or loss equal to the difference between the selling price and the sum of the exercise price plus the amount of ordinary income recognized on the exercise.

The holder of an “incentive stock option” will not recognize taxable income upon the exercise of the option (although, on exercise, the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the “incentive stock option” is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain recognized on the sale is treated as ordinary income to the extent of the ordinary income that would have been recognized upon exercise if the option had not been an incentive stock option, and the Company will receive a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date and the optionee is employed by the Company (or its subsidiaries) at all times beginning on the date of grant and ending on the date three months (or, in the case of disability, one year) prior to the exercise date, then all gain or loss recognized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment is applied to reduce the gain for alternative minimum tax purposes.

The holder of an SAR will not recognize taxable income upon the receipt of the SAR. Upon exercise, the holder will generally realize ordinary income equal to the difference between the base price of the SAR and the then value of the Class B Common Stock, and the Company will receive a corresponding deduction.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2004.

Equity Compensation Plan Information(1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding issued and outstanding options, warrants and rights)
Equity compensation plans approved by security holders:	2,306,285	$41.76	2,642,831	(2)
Equity compensation plans not approved by security holders:	0	—	0

TOTAL	2,306,285	$41.76	2,642,831

(1)	Shares of Class B Common Stock.
(2)	Does not include four million shares of Class B Common Stock under the 2005 Stock Incentive Plan and one million shares of Class B Common Stock under the Company’s Employee Stock Purchase Plan that will become available for issuance if Proposal 2 and Proposal 4 are approved.

Vote Required

The affirmative vote of the holders of a majority of the Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the Stock Incentive Plan. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), NYSE-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2”—APPROVAL OF THE 2005 STOCK INCENTIVE PLAN—TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 3

APPROVAL OF THE 2005 EXECUTIVE INCENTIVE PLAN

On March 31, 2005, the Company’s Board of Directors adopted the Universal Health Services, Inc. 2005 Executive Incentive Plan (the “Executive Incentive Plan”), subject to the approval of the Company’s stockholders, to replace the Company’s 2002 Executive Incentive Plan. The Executive Incentive Plan is intended to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation.

In assessing this proposal, stockholders should consider that executive officers and certain directors of the Company are eligible to receive incentive compensation under the Executive Incentive Plan and thus may have a substantial interest in this proposal.

Description of 2005 Executive Incentive Plan

The following summary describes the principal features of the Executive Incentive Plan and is qualified in its entirety by reference to the plan document, a copy of which is attached hereto as Exhibit B.

The Executive Incentive Plan will be administered by the Compensation Committee, or such other committee of directors designated by the Board of Directors. Subject to the provisions of the Executive Incentive Plan, the committee, acting in its sole and absolute discretion, will have full power and authority to interpret, construe and apply the provisions of the Executive Incentive Plan and to take such action as may be necessary or desirable in order to carry out the provisions of the Executive Incentive Plan for the 2005 calendar year.

Annual incentive compensation may be awarded under the Executive Incentive Plan to members of senior management and other executive officers of the Company and its affiliates, as selected by the committee for any calendar year. Seven persons are eligible to receive incentive compensation under the Executive Incentive Plan.

The amount of a participant’s incentive award for a calendar year will be based upon the participant’s target bonus amount and the extent to which the performance goal(s) applicable to the participant are achieved. For each calendar year, a participant’s target bonus amount will be equal to a fixed percentage of the participant’s annual rate of base salary (determined as of the beginning of the calendar year).

For each calendar year, the committee will establish performance goals for each participant, using such business criteria and other measures of performance as it may deem appropriate; provided that, in the case of incentive awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the committee will establish objective performance goals based upon one or more of the following business criteria:

(i)	attainment of certain target levels of, or a specified increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii)	attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits;

(iii)	attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv)	attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the committee;

(v)	attainment of certain target levels of, or a specified increase in, earnings per share or earnings per share from continuing operations;

(vi)	attainment of certain target levels of, or a specified increase in, return on capital or return on invested capital;

(vii)	attainment of certain target levels of, or a specified increase in, after-tax return on stockholders’ equity;

(viii)	attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; and/or

(ix)	attainment of certain target levels in the fair market value of the Class B Common Stock or growth in the value of an investment in the Class B Common Stock assuming the reinvestment of dividends.

As to any participant or class of participants, the performance goals may be based upon one or more of such permissible criteria and may be based upon the performance of the Company, on a consolidated basis, the individual participant or class of participants, a regional, local or divisional unit of the Company, one or more subsidiaries or other affiliates of the Company or a combination thereof, either on an absolute basis or relative to an index or peer-group.

For each calendar year, the committee will establish a performance factor or a range of performance factors for each participant, based on varying levels of attainment of the performance goals for the year. The performance factor(s) will be used to determine the portion, if any, of the participant’s target bonus amount that is earned for the year. The performance factors may be expressed in a performance matrix established by the committee. If the target level performance goals for a year are achieved (but not exceeded), the participant will be entitled to an incentive bonus for the year equal to 100% of the participant’s target bonus amount. The committee may establish higher or lower percentage factors for levels of performance that are more or less than the target levels. If the minimum level of performance for a year is not achieved, then the participant’s performance factor will be zero and no incentive compensation will be payable to participant for the year.

In the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, except as otherwise permitted under Section 162(m) of the Code, the applicable target bonus amount, performance goals and performance factors with respect to any calendar year will be established in writing by the committee no later than 90 days after the commencement of that year. Promptly after the date on which the necessary financial or other information for a particular year becomes available, the committee will determine the amount, if any, of the incentive compensation payable to each participant for that calendar year and will certify in writing prior to payment that the performance goals for the year were in fact satisfied.

A participant’s incentive award for a calendar year will be paid to the participant at such time as the committee determines, but in no event later than 2 1/2 months (or such other time period permitted by applicable law) following the end of the applicable calendar year. The committee may, however, establish a separate arrangement pursuant to which payment of all or a portion of a participant’s incentive award for a calendar year will or must be deferred.

The maximum incentive award which any participant may earn under the Executive Incentive Plan for any calendar year shall not exceed $5 million.

Unless the committee determines otherwise, no incentive award will be payable to a participant with respect to a calendar year if the participant’s employment with the Company and its affiliates terminates at any time prior to the payment thereof.

The Executive Incentive Plan became effective as of January 1, 2005, subject to the approval of the Company’s stockholders. No amounts may be paid under the Executive Incentive Plan unless and until such stockholder approval is obtained. The Board of Directors may amend or terminate the Executive Incentive Plan at any time. Unless sooner terminated by the Board of Directors, the Executive Incentive Plan will continue through the date of the first meeting of stockholders of the Company (or any adjournment thereof) in 2010.

Because the payment of incentive compensation payable under the Executive Incentive Plan depends upon if and the extent to which the applicable performance goals for a calendar year are attained, the amounts, if any, that will be payable under the Executive Incentive Plan for the 2005 calendar year are not determinable at this time.

Equity Compensation Plan Information

See Proposal No. 2 above for a table summarizing the Company’s equity compensation plan information as of December 31, 2004.

Vote Required

The affirmative vote of the holders of a majority of the Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the Executive Incentive Plan. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 3”—APPROVAL OF THE 2005 EXECUTIVE INCENTIVE PLAN —TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 4

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

On December 27, 2004, the Company’s Board of Directors adopted the Universal Health Services, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to the approval of the Company’s stockholders, to replace the Company’s 1996 Stock Purchase Plan, which was previously terminated by the Board of Directors. The Board of Directors believes that the ESPP will encourage broader stock ownership by employees who might not otherwise own Class B Common Stock and who, as owners of Class B Common Stock, will have a greater incentive to contribute to the profitability and long term growth of the Company.

In assessing this proposal, stockholders should consider that executive officers and certain directors of the Company are eligible to receive awards under the ESPP and thus may have a substantial interest in this proposal.

Description of the Employee Stock Purchase Plan

The following summary describes the principal features of the ESPP and is qualified in its entirety by reference to the plan document, a copy of which is attached hereto as Exhibit C.

Subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, the Company may sell an aggregate of one million shares of Class B Common Stock under the ESPP. Shares sold under the ESPP may be authorized and unissued or shares held by the Company in its treasury. The Company may repurchase outstanding shares of Class B Common Stock for sale under the ESPP. On April 22, 2005, the closing price of a share of Class B Common Stock, as reported on the New York Stock Exchange, was $51.94.

The ESPP will be administered by the Compensation Committee or such other committee appointed by the Board of Directors from time to time. Subject to the provisions of the ESPP, the committee, acting in its sole and absolute discretion, will have full power and authority to construe, interpret and apply the terms of the ESPP.

Any employee of the Company or any participating subsidiary (including any director who is also an employee) will be eligible to become a participate in the offering period next following (or commencing on) the date he or she has completed thirty days of employment (or such other period of employment determined by the committee prior to the commencement of an offering period), provided that (unless otherwise determined by the committee) the employee is not among any of the following categories of employees: (i) employees who are members of a collective bargaining unit whose agreement does not provide for participation in the ESPP; (ii) employees who are not regularly scheduled to work for at least 20 hours per week; (iii) employees who are classified as seasonal, temporary or per diem employees, or (iv) employees who, directly or indirectly, own stock and/or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries. In addition, an employee who makes a hardship withdrawal from a Company sponsored 401(k) plan will be prohibited from participating in the ESPP for six months (or such other period determined by the committee) after the date of such withdrawal. Approximately 24,000 employees are eligible to participate in the ESPP.

Each entity in which the Company holds, directly or indirectly, at least a 50% ownership interest will automatically be a participating subsidiary under the ESPP. In addition, any other entity in which the Company holds, directly or indirectly, a substantial ownership interest of less than 50% will be a participating subsidiary under the ESPP if and only if such entity is designated by the committee as a “participating subsidiary.”

Participation in the ESPP is completely voluntary. Participation in the ESPP is limited to eligible employees who authorize payroll deductions pursuant to the ESPP. The amount of an employee’s payroll deductions under the ESPP will be credited to an unfunded, bookkeeping account maintained in the employee’s name. A participant may not have more than $12,000 (or such other amount determined by the committee) deducted from his or her compensation during any calendar year for the purchase of shares under the ESPP. For purposes of the ESPP, compensation means regular salary, wages or earnings, including overtime pay, commissions and bonuses. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive offering until such time as the employee withdraws from the ESPP or the employee’s employment terminates.

The first offering period under the ESPP commenced on February 1, 2005 and will end on June 30, 2005. During the first offering period, the purchase price per share of Class B Common Stock will be equal to 90% of the lesser of the fair market value of a share of the Class B Common Stock on February 1, 2005 or June 30, 2005. Notwithstanding the foregoing, if the ESPP is not approved by the Company’s stockholders prior to the end of the first offering period, any payroll deductions during such offering period will be promptly returned to participants (without interest) and no shares of Class B Common Stock will be issued under the ESPP.

Following the first offering period, unless changed by the committee, the ESPP will switch to quarterly offerings, with new offering periods commencing on July 1, 2005 and October 1, 2005 and then on January 1st, April 1st, July 1st and October 1st of each following year. For such subsequent offering periods, the purchase price per share will be equal to 90% of the fair market value of a share of the Class B Common Stock on the last day of such offering period. Prior to the commencement of any offering period, however, the committee may establish a different purchase price for such offering period, provided that such purchase price may not be less than 85% of the lesser of the fair market value of a share of Class B Common Stock on (i) the first day of the offering period or (ii) the last day of the offering period.

For purposes of the ESPP, unless otherwise determined by the committee, the fair market value of a share of Class B Common Stock as of any given date will be the closing sale price per share of the Class B Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Class B Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale is reported.

The amount credited to a participant’s account under the ESPP during each offering period (plus any amount carried over from the prior offering period) will be used to purchase shares of Class B Common Stock, the number of which shall be determined by dividing such amount by the applicable purchase price. No fractional shares will be issued under the ESPP. If the total number of shares of Class B Common Stock to be purchased on the last day of any offering period, when aggregated with shares previously purchased under the ESPP, exceeds the number of shares then authorized under the ESPP, a pro-rata allocation of the available shares shall be made among the participants based upon the amounts in their respective accounts as of the last day of such offering period.

An employee may elect to terminate his or her participation at any time during an offering period. An employee’s participation will automatically terminate upon the termination for any reason of his or her employment with the Company and its participating subsidiaries. Upon termination of participation, payroll deductions will cease and the amount credited to the participant’s account will be paid in cash to the participant (or the participant’s beneficiary, in the event of his or her death).

The Company’s Board of Directors may amend or terminate the ESPP at any time; provided that any such amendment shall be subject to the approval of the Company’s stockholders if such amendment would increase the aggregate number of shares of Class B Common Stock which may be issued under the ESPP or such approval is otherwise required by applicable law or exchange requirements.

Because participation in the ESPP is voluntary, the number of shares of Class B Common Stock that will be sold under the ESPP is not determinable at this time.

Federal Income Tax Consequences

The ESPP is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Amounts withheld from a participant’s pay under the ESPP are taxable as ordinary income to the participant. A participant will recognize ordinary income upon the purchase of shares of Class B Common Stock at the end of an offering period in an amount equal to the applicable purchase price discount and the Company will receive a corresponding deduction. Upon a later sale of the shares of Class B Common Stock purchased under the ESPP, the participant will recognize capital gain or loss equal to the difference between the sale price and the fair market value of the stock at the time of purchase.

Equity Compensation Plan Information

See Proposal No. 2 above for a table summarizing the Company’s equity compensation plan information as of December 31, 2004.

Vote Required

The affirmative vote of the holders of a majority of the Class B Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the ESPP. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 4”—APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN—TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

The Company has been notified that the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System, The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341 (which have notified the Company that they are the owner of at least $2,000 worth of common stock), and the New York State Common Retirement Fund, State of New York, 110 State Street, Albany, New York 12236 (which has notified the Company that it is the owner of 242,400 shares of common stock) (the “Funds”), intend to present the following proposal for consideration at the Annual Meeting:

“The Shareholders request the Board of Directors to amend Universal Health Services, Inc’s. written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantial implement that policy.”

STOCKHOLDER’S SUPPORTING STATEMENT

SEXUAL ORIENTATION NON-DISCRIMINATION POLICY

Submitted by William C. Thompson Jr., Comptroller, City of New York,

on behalf of the Boards of Trustees of the New York City Pension Funds

WHEREAS: Universal Health Services, Inc. does not explicitly prohibit discrimination based on sexual orientation;

Over 80% of companies in the Fortune 500 explicitly prohibit discrimination based on sexual orientation;

The hundreds of corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;

Atlanta, Seattle and Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

Fourteen states, the District of Columbia, and more than 200 cities and counties have laws prohibiting employment discrimination based on sexual orientation;

The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Task Force study has found that 16%-44% gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals;

RESOLVED: The Shareholders request the Board of Directors to amend Universal Health Services, Inc’s. written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantial implement that policy.

STATEMENT: By implementing a written policy prohibiting discrimination based on sexual orientation, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The foregoing is the verbatim submission of the Funds. All statements therein are the sole responsibility of the Funds, and neither the management of the Company nor the Board of Directors has verified their accuracy.

THE COMPANY’S RESPONSE TO STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. The Company is committed to operating its business in full compliance with all applicable laws and regulations, and shares the proponent’s interest in preventing discrimination in the workplace. Toward this goal, written policies and codes of conduct have been adopted and implemented that require fair treatment of all employees in accordance with applicable federal, state and local law. These policies are designed to ensure that a fully compliant workplace is achieved. The request to amend the Company’s policies is unwarranted and unnecessary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

The Company believes that during the 2004 fiscal year, the officers, directors and holders of more than 10% of the Company’s Class A and Class B Common Stock complied with all Section 16(a) filing requirements, with the following exception:

Debra K. Osteen sold 10,000 shares of Class B Common Stock on November 23, 2004. This transaction was subsequently reported on a Form 4 filed by Ms. Osteen on November 29, 2004.

EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid or to be paid by the Company as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chairman of the Board, President, and Chief Executive Officer, the four highest paid executive officers of the Company and one additional individual who would have been included in the table but for the fact that he was not serving as an executive officer of the Company at the end of the 2004 fiscal year, for such period in all capacities in which they served.

SUMMARY COMPENSATION TABLE

		Annual compensation			Long-term compensation awards
Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (a)	Restricted stock awards($) (b)	Securities Underlying Options (#)	All other compen- sation ($) (c)
Alan B. Miller, Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$1,135,540 1,091,800 1,030,000	$0 737,000 1,390,500	$179,812 7,406,563 1,976,660	$0 0 16,341,914	0 0 0	$169,376 169,226 166,793

O. Edwin French, Senior Vice President	2004 2003 2002	$462,522 425,000 362,503	$0 100,000 218,000	$0 0 0	$0 281,550 103,681	0 40,000 21,500	$6,150 6,000 1,750

Steve G. Filton, Senior Vice President and Chief Financial Officer	2004 2003 2002	$330,011 286,500 269,000	$0 129,000 194,000	$389,319 529,684 111,207	$0 0 896,557	0 0 0	$6,150 6,000 4,000

Debra K. Osteen, Vice President	2004 2003 2002	$312,011 290,000 272,950	$117,004 189,000 254,000	$69,768 138,103 60,658	$0 0 729,450	3,000 3,000 0	$6,150 6,000 3,667

Richard C. Wright, Vice President	2004 2003 2002	$245,536 234,153 225,500	$189,000 108,079 259,581	$258,045 277,138 337,134	$0 0 596,869	0 0 0	$6,150 6,000 3,992

Kirk E. Gorman, former Senior Vice President, Treasurer and Chief Financial Officer (d)	2004 2003 2002	$0 314,446 322,088	$0 0 290,000	$0 1,043,231 202,194	$0 0 1,150,670	0 0 0	$0 156,000 4,000

(a)	Prior to July 1, 2002, the Company loaned employees funds to pay the income tax liabilities incurred upon the exercise of their stock options (“Loan Program”). Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation. Other annual compensation represents forgiveness of principal under the Loan Program.

(b)	Restricted stock awards represent the value of the Class B Common Shares issued in connection with the 2001 Employees’ Restricted Stock Purchase Plan (the “2001 Plan”). Unless otherwise indicated, restrictions on the shares granted pursuant to the 2001 Plan will lapse ratably on the third, fourth and fifth anniversary dates of the award. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

Restricted stock awards in 2002 for Mr. Alan B. Miller were $16,341,914 representing the value on the date of grant of 319,490 shares awarded in September, 2002 under the 2001 Plan. The shares issued to Mr. Miller, which were scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award if the Company achieved a 14% cumulative increase in diluted earnings per share during the two-year period ending December 31, 2004, as compared to the year ended December 31, 2002. Since the earnings contingency threshold was not achieved, these shares of restricted stock have been cancelled.

Restricted stock awards in 2003 for Mr. O Edwin French were $281,550 representing the value on the date of grant of 6,081 shares awarded in July, 2003 under the 2001 Plan. Restricted stock awards in 2002 for Mr. French were $103,681 representing the value on the date of grant of 2,027 shares awarded in September, 2002 under the 2001 Plan.

Restricted stock awards in 2002 for Mr. Steve G. Filton were $896,557 representing the value on the date of grant of 17,528 shares awarded in September, 2002 under the 2001 Plan.

Restricted stock awards in 2002 for Ms. Debra K. Osteen were $729,450 representing the value on the date of grant of 14,261 shares awarded in September, 2002 under the 2001 Plan.

Restricted stock awards in 2002 for Mr. Richard C. Wright were $596,869 representing the value on the date of grant of 11,669 shared awarded in September, 2002 under the 2001 Plan.

Restricted stock awards in 2002 for Mr. Kirk E. Gorman were $1,150,670 representing the value on the date of grant of 22,496 shares awarded in September, 2002 under the 2001 Plan. These shares were cancelled during the first quarter of 2003 (see (d)).

At December 31, 2004, there were 217,510 shares of unvested restricted stock outstanding with an aggregate market value of $9,679,195 as of that date.

(c)	All other compensation for Mr. Miller includes imputed interest income of $163,226 in each of 2004, 2003 and 2002, resulting from the split dollar, second to die insurance agreements, covering policies with combined face values of $30.5 million entered into in January, 2002 and $16.0 million entered into in October, 1998 (see Split Dollar Life Insurance Agreements for additional disclosure). Other compensation for Mr. Miller also includes $6,150 in 2004, $6,000 in 2003 and $3,567 in 2002 of 401(k) matching contributions made by the Company. All other compensation in all years presented for Messrs. French, Filton and Wright and Ms. Osteen consist of 401(k) matching contributions made by the Company. All other compensation for Mr. Kirk E. Gorman includes $150,000 lump sum severance payment in 2003 pursuant to an agreement between Mr. Gorman and the Company. Other compensation for Mr. Gorman also includes $6,000 in 2003 and $4,000 in 2002 of 401(k) matching contributions made by the Company.

(d)	During the first quarter of 2003, Mr. Kirk E. Gorman ceased being the Chief Financial Officer and an Officer of the Company. Pursuant to an agreement between Mr. Gorman and the Company, Mr. Gorman remained an employee of the Company at his then current salary through November 30, 2003.

As part of the Company’s Executive Incentive Plan, target levels of net income and return on assets for the Company as a whole are recommended on an annual basis by senior management of the Company and approved by the Committee of the Board of Directors which administers the Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (a)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Alan B. Miller	0	0.0%	N/A	N/A	$0	$0
O. Edwin French	0	0.0%	N/A	N/A	$0	$0
Debra K. Osteen	3,000	5.86%	$43.08	05/19/2009	$35,706	$78,900
Steve G. Filton	0	0.0%	N/A	N/A	$0	$0
Richard C. Wright	0	0.0%	N/A	N/A	$0	$0

(a)	Options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth years after date of grant. The options expire five years after the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Miller	530,000	$16,617,976	750,000	250,000	$1,570,275	$523,425
O. Edwin French	0	$0	35,750	45,750	$57,750	$99,250
Debra K. Osteen	5,000	$104,094	74,750	25,250	$281,059	$59,634
Steve G. Filton	33,500	$902,147	60,000	20,000	$125,622	$41,874
Richard C. Wright	6,250	$141,554	20,000	20,000	$41,874	$41,874

(1)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on the date of exercise.

(2)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 31, 2004 of $44.50 per share.

Employment Agreement

The Company and Alan B. Miller have entered into an amended and restated employment agreement as of November 14, 2001 (the “Employment Agreement”) pursuant to which Mr. Miller will act as President and Chief Executive Officer of the Company until December 31, 2007 or, if the Company or Mr. Miller so elects, until December 31, 2012. In addition, the Employment Agreement provides for a five-year consulting arrangement commencing upon the expiration of the term of Mr. Miller’s active employment, during which period he will be paid an annual fee equal to one-half of his base salary in effect at the expiration of the term of active employment. During the period of his active employment, Mr. Miller earned a salary of $1,135,540 for the year ended December 31, 2004, to be increased in each year thereafter by an amount equal to not less than the percentage increase in the consumer price index over the previous year. Mr. Miller is also entitled to an annual bonus of at least $100,000, payment of insurance premiums, other fringe benefits previously enjoyed in accordance with past practice, as well as such other compensation as the Board of Directors may determine in its discretion. Mr. Miller may be discharged only for cause or permanent disability. In connection with the Employment Agreement, Mr. Miller has agreed not to compete with the Company during the term of the Employment Agreement and for a period of one year after termination if he is terminated for cause.

Executive Retirement Income Plan

In October, 1993, the Board of Directors adopted the Executive Retirement Income Plan pursuant to which certain management or other highly compensated employees designated by the Board of Directors who have completed at least 10 years of active employment with the Company may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 and is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of full years (not to exceed 10) of the participant’s active employment with the Company. Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. Under certain circumstances, the participant may be entitled to elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. The estimated annual benefits payable (for the 60 months in which the participant receives benefits) upon retirement at age 65 for each of Alan B. Miller, O. Edwin French, Debra K. Osteen, Steve G. Filton and Richard C. Wright assuming their annual compensation increases by 4% annually, would be $354,000, $0, $162,000, $186,000 and $93,000 respectively. If an employee ceases employment with the Company prior to age 62, or an employee has not completed at least 10 years of active employment with the Company, no retirement income will be payable to the participant unless the Board of Directors determines otherwise.

Split Dollar Life Insurance Agreements

In October 1998, the Company entered into split dollar life insurance agreements, with a combined face value of $16.0 million, in connection with second to die insurance policies issued on the lives of Alan B. Miller and his wife and owned by the Alan B. Miller 1998 Dual Life Insurance Trust (the “1998 Trust”). This agreement and the related collateral assignment were assumed by and assigned to the Company in October 1998. As currently in force, this agreement requires the Company to make annual premium payments on the policies and gives the Company an economic interest in the policies. The Company is entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments. The Company’s interest in each policy is secured by a collateral assignment of the policy. In 2002, 2003 and 2004, the Company, with the consent of Mr. Miller, did not pay the annual premiums on these policies. The Company entered into two additional split dollar life insurance agreements, with a combined face value of $30.5 million, in connection with life insurance policies issued on the life of Alan B. Miller and owned by the Alan B. Miller 2002 Trust (the “2002 Trust”) in January 2002. These agreements and the related collateral assignments were assumed by and assigned to the Company in January 2002. As currently in force, these agreements require the Company to make annual premium payments on the policies and give the Company an economic interest in the policies. In January, 2002, the Company made premium payments pursuant to these agreements of $942,274, and the 2002 Trust reimbursed the Company the one-year term cost of the insurance protection to which the 2002 Trust is entitled under the insurance policies pursuant these split dollar life insurance agreements. Such cost is determined under the principles established by applicable U.S. Treasury Department pronouncements, notices, rulings and regulations in effect for determining such costs for insurance protection, which, subject to and until changed, shall be the lesser of the current published one-year term rates of the issuing insurance company pursuant to the guidelines set forth in Rev. Rul. 66-110 and Rev. Rul. 67-154 or the Table 2001 set forth in IRS Notice 2002-8. The Company is entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments. The Company’s interest in each policy is secured by a collateral assignment of the policy. In 2003 and 2004, the Company, with the consent of Mr. Miller, did not pay the annual premiums on these two additional policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors is composed of Leatrice Ducat, John H. Herrell, Robert A. Meister and John F. Williams, Jr., M.D. The Compensation Committee recommends, reviews and, with any changes it believes appropriate, approves the Company’s compensation program. All the members of the Compensation Committee are independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Anthony Pantaleoni is Of Counsel to Fulbright & Jaworski L.L.P., the law firm used by the Company as its principal outside counsel. This law firm also provides personal legal services to the Company’s Chief Executive Officer. Mr. Pantaleoni is also the trustee of certain trusts for the benefit of the Chief Executive Officer and his family.

In 2004, the Company paid Marc D. Miller, Regional Vice President and the son of Alan B. Miller, the Company’s Chief Executive Officer and Chairman of the Board, a salary of $252,509 and a $45,344 bonus, based on the 2003 operating performance of his region’s facilities, and an automobile allowance of $7,800. On March 16, 2005, the Compensation Committee approved a grant of a five-year option to purchase 20,000 shares of the Company’s Class B Common Stock, subject to certain vesting terms, to the Company’s Regional Vice Presidents, including Mr. Miller. Mr. Miller was assigned a target incentive bonus under the Executive Incentive Plan of 30% of his base salary for 2005. 25% of Mr. Miller’s incentive bonus will be determined using acute care hospitals’ divisional performance criteria based on the achievement of specified pre-tax income targets and the remaining 75% percent will be determined using regional acute care hospitals’ performance criteria based on achievement of specified pre-tax income targets.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation. During the third quarter of 2002, this Loan Program was terminated. Loans under this program were outstanding to the following individuals in the amounts indicated as of January 1, 2005: $0 to Alan B. Miller, $0 to O. Edwin French, $51,000 to Steve G. Filton, $151,000 to Debra K. Osteen and $200,000 to Richard C. Wright. Loans under this program were outstanding to the following individuals in the amounts indicated as of January 1, 2004: $180,000 to Alan B. Miller, $0 to O. Edwin French, $441,000 to Steve G. Filton, $221,000 to Debra K. Osteen and $458,000 to Richard C. Wright.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

The Company believes that executive compensation should be closely related to the value delivered to stockholders. This belief has been adhered to by developing incentive pay programs which provide competitive compensation and reflect Company performance. Both short-term and long-term incentive compensation are based on Company performance and the value received by stockholders.

In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for stockholders while supporting the Company’s strategic business goals. In doing so, the compensation programs reflect the following themes:

•	Compensation should encourage increased stockholder value.

•	Compensation programs should support the short-term and long-term strategic business goals and objectives of the Company.

•	Compensation programs should reflect and promote the Company’s values, and reward individuals for outstanding contributions toward business goals.

•	Compensation programs should enable the Company to attract and retain highly qualified professionals.

Pay Mix and Measurement

The Company’s executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy.

Base Salary

The Company’s salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and general economic conditions.

Short-Term Incentives

On March 31, 2005, the Company’s Board of Directors adopted the Universal Health Services, Inc. 2005 Executive Incentive Plan, subject to the approval of the Company’s stockholders, to replace the Company’s 2002 Executive Incentive Plan. See Proposal No. 3 below for a description of the 2005 Executive Incentive Plan.

Under the Company’s 2002 Executive Incentive Plan, the Committee established annual performance targets based upon an increase in “net income” from the preceding calendar year and/or “return on capital,” as determined by the Committee. For this purpose, “net income” means the net income of the Company (“Company Targets”) or of an affiliate, division (“Division Targets”), hospital or other unit and “return on capital” means net income divided by the quarterly average net capital of the Company or of an affiliate, division, hospital or other unit.

During 2004: (i) Debra K. Osteen, a Vice President of the Company, was entitled to a bonus of 37.5% of her base salary based on the achievement of annual performance targets based upon Company Targets and Division Targets; (ii) Richard C. Wright, a Vice President of the Company, was entitled to a bonus of 77.0% of his base salary based on the achievement of Company Targets and Division Targets; and (iii) Alan B. Miller, the Company’s Chairman of the Board, President and Chief Executive Officer, O. Edwin French, a Senior Vice President of the Company, and Steve G. Filton, Senior Vice President and Chief Financial Officer of the Company, were not entitled to a bonus. Twenty-five percent (25%) of the bonuses for Ms. Osteen and Mr. Wright were determined based on the achievement of Company Targets and the remaining seventy-five percent (75%) of such bonuses were determined, with respect to Ms. Osteen, based on the achievement of the Division Targets, and, with respect to Mr. Wright, based on the achievement of specified operating income targets of designated acquired facilities. Depending upon the actual performance of the Company and divisions as compared to Company Targets and/or the Division Targets, the senior executives can receive bonuses up to 250% of their base salaries.

In March, 2005, the Compensation Committee approved specific bonus formulae for the determination of annual incentive compensation for the Company’s executive officers pursuant to the 2005 Executive Incentive Plan in respect of the year ending December 31, 2005. Under the formulae approved by the Compensation Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s 2005 base salary as a target bonus. The following table shows each executive officer’s target bonus as a percentage of his or her base salary for 2005:

Name	Title	Target Award
Alan B. Miller	Chief Executive Officer, President and Chairman of the Board	75%
Steve G. Filton	Senior Vice President and Chief Financial Officer	50%
O. Edwin French	Senior Vice President Acute Hospital Operations	50%
Debra K. Osteen	Vice President Behavioral Health Operations	45%
Richard C. Wright	Vice President Development	40%

Pursuant to the 2005 Executive Incentive Plan and the formulae approved by the Compensation Committee, each executive officer will be entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of earnings per share from continuing operations and (ii) a specified range of target levels of return on capital (net income divided by quarterly average net capital) for the year ending December 31, 2005. In addition, with respect to Messrs. French and Wright and Ms. Osteen, 25% of their annual incentive bonus for 2005 will be determined using corporate performance criteria and the remaining 75% will be determined using divisional performance criteria based on achievement of specified pre-tax income targets or, with respect to Mr. Wright, based on the achievement of specified operating income targets of designated acquired facilities.

In addition, each of Marc D. Miller, Regional Vice President and the son of Alan B. Miller, the Company’s Chief Executive Officer and Chairman of the Board, and Michael Marquez, Regional Vice President, was assigned a target incentive bonus under the 2005 Executive Incentive Plan of 30% of his base salary for 2005. 25% of each of Mr. Miller’s and Mr. Marquez’ incentive bonus will be determined using acute care hospitals’ divisional performance criteria based on the achievement of specified pre-tax income targets and the remaining 75% percent will be determined using regional acute care hospitals’ performance criteria based on achievement of specified pre-tax income targets.

Long-Term Incentives

Stock options are granted from time to time to reward key employees’ contributions. The grant of options is based primarily on a key employee’s potential contribution to the Company’s growth and profitability. Options are granted at the prevailing market value of the Company’s Common Stock and will only have value if the Company’s stock price increases. Generally, grants of options vest in equal amounts over four years and key employees must be employed by the Company for such options to vest.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation.

During the third quarter of 2002, this Loan Program was terminated. As a replacement long-term incentive plan, the Compensation Committee of the Company’s Board of Directors approved the issuance of 216,515 shares (net of cancellations as of March 31, 2005) of restricted stock at $51.15 per share ($11.1 million in the aggregate) to various officers and employees pursuant to the Company’s 2001 Key Employees’ Restricted Stock Purchase Plan (“Restricted Stock”). The number of shares and the current value of the Restricted Stock issued to each employee were based on the estimated benefits lost by that employee as a result of the termination of the Loan Program. The Restricted Stock is scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award.

In March, 2005, the Company’s Chief Executive Officer was granted 319,340 restricted shares of the Company’s Class B Common Stock, pursuant to the Company’s 2001 Key Employees’ Restricted Stock Purchase Plan, which are scheduled to vest ratably on the first, second and third anniversary dates of the award, subject to the satisfaction of certain performance criteria. 200,000 of the restricted shares are subject to forfeiture in the event that the Company does not achieve specified earnings per share from continuing operations for 2005, and the remaining 119,340 restricted shares are subject to forfeiture in the event that the Company does not achieve a specified return of capital for 2005.

In March, 2005, the Compensation Committee approved grants of five-year options to purchase the Company’s Class B Common Stock to certain of the Company’s executive officers pursuant to the Company’s Amended and Restated 1992 Stock Option Plan. One quarter of the options granted to each such executive officer will vest on the first, second, third and fourth anniversary dates of the award if that executive officer remains employed by the Company through each applicable vesting date. The following table sets forth the number of options granted to the listed executive officers of the Company on March 16, 2005:

Name	Title	Number of Options
Alan B. Miller	Chief Executive Officer, President and Chairman of the Board	90,000
Steve G. Filton	Senior Vice President and Chief Financial Officer	35,000
Debra K. Osteen	Vice President Behavioral Health Operations	35,000
Richard C. Wright	Vice President Development	20,000

In addition, in March, 2005, the Compensation Committee approved a grant of a five-year option to purchase 20,000 shares of the Company’s Class B Common Stock, subject to the same vesting terms outlined above, to the Company’s Regional Vice Presidents, Marc D. Miller and Michael Marquez. Marc D. Miller is also the son of Alan B. Miller, the Company’s Chief Executive Officer, President and Chairman of the Board.

2004 Compensation

The base salary for the Chairman and President was increased during 2005 to $1,180,962. This represents a 4.0% increase over 2004.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during 2004 adequately reflect the Company’s compensation goals and policies.

The Committee intends that performance-based compensation awarded to individuals will be to the extent practicable eligible for the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code but will in certain circumstances award compensation not eligible for such exception.

COMPENSATION COMMITTEE

Leatrice Ducat

John H. Herrell

Robert A. Meister

John F. Williams, Jr., M.D.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(The Company, S&P 500 and Peer Group)

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the peer group, the old peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1999.

The above graph compares the performance of the Company with that of the S&P 500 Composite and a group of peer companies, where performance has been weighted based on market capitalization. Companies in the peer group, which consist of companies in the S&P 400 Health Care Facilities Index (in which the Company is also included), the S&P 500 Health Care Facilities Index and the S&P 600 Health Care Facilities Index, are as follows: HCA Inc., Health Management Associates, Lifepoint Hospitals, Inc., Province Healthcare Company, Tenet Healthcare Corporation and Triad Hospitals, Inc.

COMPENSATION OF DIRECTORS

During 2005, the non-employee directors will be compensated for their service on the Board of Directors and Committees of the Board on an annual basis at $20,000 each. Additionally, during 2005, John H. Herrell, Chairman of the Audit Committee, will be compensated an additional $5,000, and Leatrice Ducat and Robert H. Hotz, members of the Audit Committee, will be compensated an additional $2,500 each.

During 2004, the non-employee directors were compensated $20,000 each for their service on the Board of Directors and Committees of the Board; John H. Herrell was paid an additional $5,000 as Chairman of the Audit Committee, and Leatrice Ducat and Robert H. Hotz were each paid an additional $2,500 as members of the Audit Committee.

During 1998, the Company adopted the Deferred Compensation Plan for UHS Board of Directors (the “Director Plan”). The Director Plan allows the Company’s Board of Directors to elect: (i) the amount of their compensation to be deferred; (ii) the future date when the deferred amounts should be paid; (iii) the method of distribution to be used when the deferred amounts are paid; and (iv) the investment measure to be used for crediting earnings on deferred amounts during the period held pursuant to the Director Plan. As of December 31, 2004, four members of the Company’s Board of Directors are participating in the Director Plan. On December 27, 2004, the Company’s Board of Directors amended the Director Plan to eliminate all further deferrals of compensation thereunder after December 31, 2004.

On March 19, 2003, all non-employee directors of the Company received an option to purchase 10,000 shares of the Company’s Class B Common Stock at an exercise price of $38.50 per share. Additionally on March 19, 2003, Messrs. Hotz and Pantaleoni each received an option to purchase 10,000 shares of the Company’s Class B Common Stock at an exercise price of $38.50 per share. These options granted to Messrs. Hotz and Pantaleoni were exercisable immediately and expire five years after the date of grant.

Unless otherwise indicated, all the above options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth years after date of grant. The options expire five years after the date of grant.

BOARD OF DIRECTORS

Meetings of the Board.    Regular meetings of the Board are generally held every other month, while special meetings are called when necessary. Before each Board or Committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2004, there were six Board meetings. All current directors attended more than 75% of the meetings of the Board and of committees of the Board on which they served. Board members are expected to attend the annual meeting of stockholders. Six Board members attended the 2004 Annual Meeting of Stockholders.

Stockholders who wish to send communications to the Board or an individual director should address such communications to Universal Health Services, Inc., c/o Steve G. Filton, Secretary, Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

The Company’s Corporate Governance Guidelines provide that the Board shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board, executive sessions where non-management directors (i.e., directors who are not Company officers, but who do not otherwise have to qualify as “independent directors”) meet without management participation (except as otherwise specifically requested by the non-management directors). The non-management directors shall select the presiding director for executive sessions by rotating the position on an annual basis among the independent directors. Interested parties may communicate directly and confidentially with the presiding director or with the non-management directors of the Board as a group by writing to that person at Universal Health Services, Inc., c/o Steve G. Filton, Secretary, Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, PA 19406.

The Company is eligible to be treated as a controlled company under NYSE Rule 303A due to the fact that the family of Alan B. Miller holds more than 95% of the shares of Class A and Class C Common Stock, which elects 80% of the entire Board and constitutes more than 50% of the aggregate voting power of the Company. NYSE Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. The Company has elected to avail itself of a limited aspect of the Rule 303A exemption, determining that the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with the Company’s Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company. The Company currently intends to have a majority of independent directors on its Board and a majority of independent directors on its Compensation Committee and Nominating & Governance Committee.

The Board of Directors also has determined that five of its seven members (Leatrice Ducat, John H. Herrell, Robert H. Hotz, Robert A. Meister and John F. Williams, Jr., M.D.) are independent directors under the NYSE listing standards.

The Executive Committee, the Compensation Committee, the Audit Committee, the Nominating & Governance Committee and the Finance Committee are the standing committees of the Board of Directors, and may meet concurrently with the Board of Directors’ meetings.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors of the Company, to advise and aid the officers of the Company in all matters concerning the management of the business and, while the Board is not in session, has the power and authority of the Board to the fullest extent permitted under law. The Executive Committee met twice in 2004. Members of the Committee are Alan B. Miller, Robert H. Hotz and Anthony Pantaleoni.

Compensation Committee.    The Compensation Committee reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers, evaluates their performance, determines and approves their compensation level, reviews and determines the form and amount of compensation of the non-management members of the Board, administers incentive-compensation plans and equity-based plans and approves compensation awards, among other duties and responsibilities. This Committee either met or took action through unanimous written consent nine times during 2004. The members of this Committee are Leatrice Ducat, John H. Herrell, Robert A. Meister and John F. Williams, Jr., M.D.

Audit Committee.    The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditor’s qualifications and independence and the Company’s compliance with legal and regulatory requirements. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended.

The Company’s Board has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” director under the regulations adopted by the SEC and the NYSE and is financially literate and that John H. Herrell qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise. The Audit Committee met sixteen times during 2004. Members of this Committee are John H. Herrell, Robert H. Hotz and Leatrice Ducat.

Nominating & Governance Committee: The Nominating & Governance Committee was established, with respect to those Board members who are to be elected by the holders of Class B and Class D Common Stock of the Company in accordance with the Company’s Certificate of Incorporation (the “Class B and D Directors”), for the purpose of assisting the Board by identifying individuals who are qualified, consistent with criteria approved by the Board, to become Board members, and to recommend to the Board Class B and D Director nominees for the next annual meeting of stockholders at which a Class B and D Director is to be elected, developing and recommending to the Board a set of corporate governance principals in the form of corporate governance guidelines applicable to the Company, leading and overseeing the Board in its annual review of the performance of the Board and the Company’s management and recommending to the Board director nominees for each committee of the Board. The Committee provides such assistance in identifying and recommending Class A and Class C Common Stock Director nominees as may be requested by the entire Board. This Committee adopted the

Company’s Corporate Governance Guidelines. This Committee met three times in 2004 and nominated John F. Williams, Jr., M.D. for reelection to the Board by holders of Class B and D Common Stock. The members of this Committee are Leatrice Ducat, Robert H. Hotz and John F. Williams, Jr. M.D. The members of the Nominating & Governance Committee are independent pursuant to the listing standards of the NYSE.

In light of the concentration of over 95% of the voting power of the Company’s Class A and Class C Common Stock in a single individual and related entities, and in accordance with the “Controlled Companies” exemption set forth in Section 303A of the New York Stock Exchange Listed Company Manual, the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with the Company’s Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company (the “Class A and C Directors”). The Nominating & Governance Committee shall, however, provide such assistance in identifying and recommending Class A and C Director nominees as may be requested by the entire Board.

The Nominating & Governance Committee will consider Class B and D Director nominees recommended by stockholders. Under the Company’s Restated Certificate of Incorporation, the number of directors to be elected by the Class B and D Common Stockholders is limited to 20% of the entire Board, or a maximum of two directors. Stockholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee c/o Steve G. Filton, Secretary, Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which stockholder proposals for presentation at the next annual meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board decides to increase the size of the Board.

The Nominating & Governance Committee will evaluate the recommended nominee considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board and the Nominating & Governance Committee deem would enhance the effectiveness of the Board and the governance of the Company. The Nominating & Governance Committee will evaluate a nominee on the same basis whether the individual is recommended by a stockholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify Class B and D Director candidates.

Finance Committee.    The Finance Committee is responsible for reviewing the Company’s overall long-term financial planning. The Finance Committee did not meet in 2004. Members of this Committee are Robert H. Hotz, Alan B. Miller and Anthony Pantaleoni.

A current copy of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Corporate Standards, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available on the Company’s website at www.uhsinc.com. Copies of these documents also are available in print to any stockholder who requests a copy. The Company intends to disclose any amendments to, or waivers granted with respect to, a provision of the Code of Ethics for Senior Financial Officers on the Company’s website within five business days following the date of the amendment or waiver.

AUDIT COMMITTEE REPORT

The Board of Directors of the Company is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of the Company’s accounting functions and internal controls.

The Committee reviews and evaluates, and discusses and consults with the Company’s management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Audit Committee acts under a written charter, as revised, and adopted and approved by the Board of Directors in March 2004. The Audit Committee reviews, acts on and reports to the Company’s Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace the Company’s independent auditors, and has the authority to resolve disagreements between management and the Company’s auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Company’s Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommends to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for 2004:

•	First, the Committee discussed with the Company’s independent auditors the overall scope and plans for their audits.

•	Second, the Committee met with the independent auditors, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

•	Third, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	Fourth, the Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

•	Finally, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the Company’s financial statements with the Board and discussed with KPMG LLP during the 2004 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on these discussions with KPMG LLP and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2004 Annual Report on Form 10-K.

Audit Committee

John H. Herrell

Robert H. Hotz

Leatrice Ducat

RELATIONSHIP WITH INDEPENDENT AUDITORS

KPMG LLP served as the independent auditors for the Company for its 2004 and 2003 fiscal years and has been selected to serve in that capacity for the Company for the 2005 fiscal year. It is anticipated that representatives of the Company’s independent public auditors will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2004 and 2003:

	2004	2003
Audit fees	$2,100,000	$806,400
Audit-related fees	179,500	180,050
Tax fees	251,000	268,960
All other fees	8,000	—

Total	$2,538,500	$1,255,410

Audit fees consist of services rendered to the Company or certain of its subsidiaries. Such audit services include audits of financial statements, audit of the Company’s annual management assessment of the effectiveness of internal control over financial reporting in 2004 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of the Company’s quarterly financial statements, and audit services provided in connection with regulatory filings. The increase in fees in 2004 is primarily due to the audit of internal controls over financial reporting.

Fees for audit-related services billed in 2004 and 2003 consisted primarily of agreed upon procedures, program specific audits and audits of various employee benefit plans for the Company and its subsidiaries.

Fees for tax services billed in 2004 and 2003 consisted primarily of preparation of federal and state income tax returns for certain of the Company’s subsidiaries and consultation on various tax matters related to the Company and its subsidiaries.

The Audit Committee has considered and determined that the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to the Company by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Audit Committee’s pre-approval is subject to the procedure established by the Audit Committee. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

EXPENSES FOR PROXY SOLICITATION

The principal solicitation of proxies is being made by mail; however, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

FOR PRESENTATION AT THE 2006 ANNUAL MEETING

Any proposal that a stockholder wishes to present for consideration at the 2006 Annual Meeting must be received by the Company no later than December 13, 2005. This date provides sufficient time for inclusion of the proposal in the 2006 proxy materials.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, the Proxies confer discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment with respect thereto.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 29, 2005

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INVESTOR RELATIONS, UNIVERSAL HEALTH SERVICES, INC., UNIVERSAL CORPORATE CENTER, 367 SOUTH GULPH ROAD, P.O. BOX 61558, KING OF PRUSSIA, PENNSYLVANIA 19406-0958.

EXHIBIT A

UNIVERSAL HEALTH SERVICES, INC.

2005 STOCK INCENTIVE PLAN

1. Purpose.    The purpose of the Universal Health Services, Inc. 2005 Stock Incentive Plan (the “Plan”) is to provide a flexible vehicle through which Universal Health Services, Inc., a Delaware corporation (the “Company”), may offer equity-based compensation incentives to key personnel of the Company and its affiliates in order to attract, motivate, reward and retain such personnel and to further align the interests of such personnel with those of the stockholders of the Company.

2. Types of Awards.    Awards under the Plan may be in the form of (a) options to purchase shares of the Company’s Class B Common Stock, $.01 par value (the “Common Stock”) pursuant to Section 6 below, including options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options which do not qualify as ISOs, and (b) stock appreciation rights (“SARs”) pursuant to Section 7 below (collectively, “Awards”).

3. Share Limitations.

(a) Aggregate Share Limitation.    Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 4,000,000 shares (the “Authorized Shares”). In determining the number of Authorized Shares available for issuance under the Plan, the following shares shall be deemed not to have been issued (and shall remain available for issuance) pursuant to the Plan: (i) shares subject to an Award that is forfeited, canceled, terminated or settled in cash, and (ii) shares withheld or tendered by the recipient of an Award as payment of the exercise price under an Award or the tax withholding obligations associated with an Award.

(b) Individual Award Limitation.    Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock with respect to which options or SARs may be granted hereunder during a calendar year of the Company to any employee is 1,000,000 shares.

4. Administration.

(a) Committee.    The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3) under Section 162(m) of the Code). Notwithstanding the foregoing, the Board shall have sole responsibility and authority for matters relating to the grant and administration of Awards to non-employee directors of the Company, and reference herein to the Committee with respect to any such matters shall be deemed to refer to the Board.

(b) Responsibility and Authority of Committee.    Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have responsibility and full power and authority to (i) select the persons to whom Awards shall be made, (ii) prescribe the terms and conditions of each Award and make amendments thereto, (iii) construe, interpret and apply the provisions of the Plan and of any agreement or other instrument evidencing an Award made under the Plan, and (iv) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Delegation of Authority.    To the fullest extent authorized under Section 157(c) and other applicable provisions of the Delaware General Corporation Law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate to the extent that such delegation shall not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify.

(d) Committee Actions.    A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

(e) Indemnification.    The Company shall indemnify and hold harmless each member of the Board, the Committee or any subcommittee appointed by the Committee and any employee of the Company who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

5. Eligibility.    Awards may be granted under the Plan to present or future employees of the Company or an affiliate of the Company and to directors of, or consultants to, the Company or an affiliate who are not employees. For purposes hereof, “affiliate” of the Company means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

6. Stock Options.    Stock options granted under the Plan shall have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. The Committee may impose restrictions on shares of Common Stock acquired upon the exercise of options granted under the Plan.

(a) Exercise Price.    The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than 100% of the Fair Market Value (as defined in Section 8 below) of a share of Common Stock on the date the option is granted (110% in the case of ISOs granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code).

(b) Option Term.    Unless sooner terminated in accordance with its terms, an option shall automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an ISO granted to an employee who is a 10% stockholder).

(c) Manner of Exercise.    An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of shares to be purchased pursuant to that option, together with payment of the exercise price, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee may establish such rules and procedures as it deems appropriate for the exercise of options under the Plan. The Committee, acting in its sole discretion, may permit the exercise price to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure, in the form of unrestricted shares of Common Stock (to the extent of the Fair Market Value thereof) or, subject to applicable law, by any other form of consideration deemed appropriate.

(d) Rights as a Stockholder.    No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the option is validly exercised, the exercise price is paid fully and applicable withholding obligations are satisfied fully.

(e) Nontransferability of Options.    No option granted under the Plan may be assigned or transferred except upon the option holder’s death to a beneficiary designated by the option holder in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the option holder, pursuant to the option holder’s will or by the laws of descent and distribution; and each such option may be exercised during the option holder’s lifetime only by the option holder. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, permit an option holder to transfer an option, other than an ISO, in whole or in part, to such persons and/or entities as are approved by the Committee from time to time and subject to such terms and conditions as the Committee may determine from time to time.

(f) Termination of Employment or Other Service.    Unless otherwise determined by the Committee in its sole discretion, if an option holder ceases to be employed by or to perform other services for the Company and its affiliates for any reason other than death or disability (defined below), then each outstanding option granted to him or her under the Plan will terminate on the date of termination of employment or other service or, if earlier, the date specified in the option agreement. Unless otherwise determined by the Committee in its sole discretion, if an option holder’s employment or service is terminated by reason of the option holder’s death or disability (or if the option holder’s employment or other service is terminated by reason of his or her disability and the option holder dies within one year after such termination of employment or service), then each outstanding option granted to the option holder under the Plan will terminate on the date one year after the date of such termination of employment or other service (or one year after the later death of a disabled option holder) or, if earlier, the date specified in the option agreement. For purposes hereof, unless otherwise determined by the Committee, the term “disability” means the inability of an Award holder to perform the customary duties of his or her employment or other service for the Company or its affiliates by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

7. Stock Appreciation Rights.    A SAR constitutes a conditional right of the holder to receive, in shares of Common Stock of equivalent value, an amount equal to the Fair Market Value of a share of Common Stock on the applicable exercise or designated settlement date minus a specified base price. SARs granted under the Plan shall have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SAR is granted or, if the holder’s rights are not adversely affected, at any subsequent time. The Committee may impose restrictions on shares acquired upon the exercise of SARs granted under the Plan.

(a) Base Price.    The base price per share of Common Stock covered by an SAR granted under the Plan may not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.

(b) SAR Term.    Unless sooner terminated in accordance with its terms, a SAR shall automatically expire on the tenth anniversary of the date it is granted.

(c) Exercise of SARs.    An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the SAR that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Committee may require, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee may establish such rules and procedures as it deems appropriate for the exercise of SARs under the Plan. Upon the exercise of an SAR (or designated settlement date, if applicable), the holder shall be entitled to receive an amount in shares of Common Stock equal to the product of (i) the number of shares of Common Stock with respect to which the SAR is being exercised (or settled) and (iii) the difference between the Fair Market Value of a share of Common Stock on the date the SAR is exercised (or settled) and the base price per share of the SAR.

(d) Nontransferability of SARs.    No SARs granted under the Plan may be assigned or transferred except upon the SAR holder’s death to a beneficiary designated by the SAR holder in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the SAR holder, pursuant to the SAR holder’s will or by the laws of descent and distribution; and each such SAR may be exercised during the SAR holder’s lifetime only by the SAR holder.

(e) Termination of Employment or Other Service.    Unless otherwise determined by the Committee in its sole discretion, if a SAR holder ceases to be employed by or to perform other services for the Company and its affiliates for any reason other than death or disability (defined above), then each outstanding SAR granted to him or her under the Plan will terminate on the date of termination of employment or other service or, if earlier, the date specified in the SAR agreement. Unless otherwise determined by the Committee in its sole discretion, if a SAR holder’s employment or service is terminated by reason of the SAR holder’s death or disability (or if the SAR holder’s employment or other service is terminated by reason of his or her disability and the SAR holder dies within one year after such termination of employment or service), then each outstanding SAR granted to the SAR holder under the Plan will terminate on the date one year after the date of such termination of employment or other service (or one year after the later death of a disabled SAR holder) or, if earlier, the date specified in the SAR agreement.

8. Fair Market Value.    For Plan purposes, unless otherwise required by applicable law, the “Fair Market Value” means the fair market value of a share of Common Stock as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any given date shall be the closing sale price per share of the Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

9. Capital Changes; Merger, Consolidation, Asset Sale.

(a) Adjustments upon Changes in Capitalization.    The maximum number and class of shares issuable pursuant to the Plan, the maximum number of shares with respect to which options or SARs may be granted to any employee in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option and the number and class of shares and the base price per share covered by each outstanding SAR shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b) Effects of Merger, Consolidation or Asset Sale.    In the event of a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, each outstanding option and SAR shall be assumed or an equivalent option or right substituted by the successor corporation (or a parent of the successor corporation). In the event that the successor corporation refuses to assume or substitute for options or SARs, the option holders and SAR holders shall fully vest in and have the right to exercise their options and SARs as to all of the shares covered thereby, including shares as to which it would not otherwise be vested or exercisable. If an option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger, consolidation or sale of assets, the Board shall notify the holder in writing or electronically at least fifteen (15) days prior to the consummation of such merger, consolidation or sale of assets that the option and/or SAR shall be fully exercisable for the period specified in such notice (but in any case not less than fifteen (15) days from the date of such notice), and the option and/or SAR shall terminate upon the consummation of such merger, consolidation or asset sale. For the purposes of this Section, an option or SAR shall be considered assumed if, following the merger, consolidation or sale of assets, the option or SAR confers the right to purchase or receive, for each share of stock subject to the option or SAR immediately prior to the merger, consolidation or sale of assets, the consideration (whether stock, cash or other securities or property) received in the merger, consolidation or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (reduced, in the case of SARs, by the applicable base price) and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger, consolidation or sale of assets is not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option or SAR, for each share of stock subject to the option or SAR, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger, consolidation or sale of assets (reduced, in the case of SARs, by the applicable base price).

(c) Change in Control.    The Board may in its sole discretion accelerate, in whole or in part, the vesting of any outstanding Award upon the occurrence of a Change in Control (as defined below), whether or not the vesting requirements set forth in the applicable Award agreement have been satisfied. For purposes hereof, a “Change in Control” of the Company shall be deemed to occur if:

(i) there occurs (1) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which each class of the Company’s common stock would be converted into cash, securities or other property, other than (x) a consolidation or merger of the Company in which the holders of each class of common stock immediately prior to the consolidation or merger have the same proportionate ownership and voting power with respect to the common stock of the surviving corporation immediately after the consolidation or merger, or (y) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger; or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company’s assets;

(ii) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

(iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than persons or their family members or affiliates which have such voting power on the date of adoption of the Plan by the Board, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the combined voting power of the voting securities of the Company other than pursuant to a plan or arrangement entered into by such person and the Company; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(d) Fractional Shares.    In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from the adjustment.

(e) Determination of Board to be Final.    All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

10. Tax Withholding.    As a condition to the exercise of any Award, the delivery of any shares of Common Stock pursuant to any Award or the settlement of any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or an affiliate relating to an Award, the Company and/or the affiliate may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an Award recipient whether or not pursuant to the Plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

11. Amendment and Termination.    The Board may amend or terminate the Plan provided, however, that no such action may adversely affect a holder’s rights under an outstanding Award without his written consent. Any amendment which would (a) increase the maximum number of shares of Common Stock issuable under the Plan or the maximum number of shares with respect to which options or SARs may be granted to any employee in any calendar year, (b) modify the class of persons eligible to receive Awards under the Plan or (c) otherwise require stockholder approval under applicable law or exchange or market requirements, shall, to the extent required by applicable law or exchange or market requirements, be subject to the approval of the Company’s stockholders.

12. Limitation on Repricing.    Without the approval of the Company’s stockholders, the Committee shall not amend or replace previously granted options in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange, Inc.

13. General Provisions.

(a) Documentation of Awards.    Each Award made under the Plan shall be evidenced by a written agreement or other instrument the terms of which shall be established by the Committee. To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an Award shall govern the rights and obligations of the Award recipient (and any person claiming through the recipient) with respect to the Award.

(b) Shares Issued under Plan.    Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan.

(c) Compliance with Law.    The Company shall not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d) Transfer Orders; Placement of Legends.    All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(e) No Employment or other Rights.    Nothing contained in the Plan or in any Award agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other service with the Company or an affiliate or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other service.

(f) Decisions and Determinations Final.    Except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, the Committee shall have full power and authority to interpret the Plan and any Award agreement made under the Plan and to determine all issues which arise thereunder or in connection therewith, and the decision of the Board or the Committee, as the case may be, shall be binding and conclusive on all interested persons.

(g) Nonexclusivity of the Plan.    No provision of the Plan, and neither its adoption Plan by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify as “performance-based compensation” under Section 162(m) of the Code.

14. Governing Law.    All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

15. Term of the Plan.    The Plan shall become effective on the date it is approved by the Company’s stockholders (the “Effective Date”). Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

EXHIBIT B

UNIVERSAL HEALTH SERVICES, INC.

2005 EXECUTIVE INCENTIVE PLAN

1. Purpose.    The purpose of the 2005 Executive Incentive Plan (the “Plan”) is to foster the ability of Universal Health Services, Inc., a Delaware corporation (the “Company”), and its affiliates to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation.

2. Administration.    The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to interpret, construe and apply the provisions of the Plan and to take such action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3. Eligibility.    Annual incentive compensation may be awarded under the Plan to any person who is a member of the senior management of the Company and to other executive officers of the Company or an affiliate. Subject to the provisions hereof, the Committee will select the persons to whom incentive compensation may be awarded for any calendar year and will fix the terms and conditions of each such award.

4. Annual Performance Bonus.    The amount of a participant’s incentive award for a calendar year will be based upon the participant’s target bonus amount and the extent to which the performance goal(s) applicable to the participant are achieved, all as described in (a) through (c) below, subject to the limitation in (e) below.

(a) Target Bonus Amount.    For each calendar year, a participant’s target bonus amount will be equal to a fixed percentage of the participant’s annual rate of base salary (determined as of the beginning of the calendar year). The applicable percentage will be determined by the Committee on a participant-by-participant and year-by-year basis.

(b) Performance Goals.    For each calendar year, the Committee shall establish performance goals for each participant, using such business criteria and other measures of performance as it may deem appropriate; provided that, in the case of incentive awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish objective performance goals based upon one or more of the following business criteria: (i) attainment of certain target levels of, or a specified increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits; (iii) attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) attainment of certain target levels of, or a specified increase in, earnings per share or earnings per share from continuing operations; (vi) attainment of certain target levels of, or a specified increase in return on capital or return on invested capital; (vii) attainment of certain target levels of, or a specified increase in, after-tax return on stockholders’ equity; (viii) attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; and/or (ix) attainment of certain target levels in the fair market value of the shares of the Company’s Class B Common Stock, par value $.01 (the “Common Stock”) or growth in the value of an investment in the Common Stock assuming the reinvestment of dividends. As to any participant or class of participants, the performance goals may be based upon one or more of such permissible criteria and may be based upon the performance of the Company, on a consolidated basis, the individual participant or class of participants, a regional, local or divisional unit of the Company, one or more subsidiaries or other affiliates of the Company or a combination thereof, either on an absolute basis or relative to an index or peer-group. Performance goals may be determined without regard to, or adjusted for, changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during a calendar year, provided that, in the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such determination or adjustment is permitted under Section 162(m) of the Code.

(c) Performance Factor.    For each calendar year, the Committee will establish a performance factor or a range of performance factors (“performance factors”) for each participant, based on varying levels of attainment of the performance goals for the year. The performance factor(s) will be used to determine the portion, if any, of the participant’s target bonus amount that is earned for the year. The performance factors may be expressed in a performance matrix established by the Committee. If the target level performance goals for a year are achieved (but not exceeded), the participant will be entitled to in incentive bonus for the year equal to 100% of the participant’s target bonus amount. The Committee may establish higher or lower percentage factors for levels of performance that are more or less than the target levels. If the minimum level of performance for a year is not achieved, then the participant’s performance factor will be zero and no incentive compensation will be payable to participant for the year.

(d) Preestablished Goals.    In the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, except as otherwise permitted under Section 162(m) of the Code, the applicable target bonus amount, performance goals and performance factors with respect to any calendar year will be established in writing by the Committee no later than 90 days after the commencement of that year.

(e) Limitation on Amount of Incentive Awards.    Notwithstanding anything to the contrary contained herein, the maximum incentive award which any participant may earn hereunder for any calendar year shall not exceed $5 million.

5. Calculation and Payment of Performance Bonus.    Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Committee shall determine the amount, if any, of the incentive compensation payable to each participant for that calendar year and shall certify in writing prior to payment that the performance goals for the year were in fact satisfied. A participant’s incentive award for a calendar year will be paid to the participant at such time as the Committee determines, but in no event later than 2 1/2 months (or such other time period permitted by applicable law) following the end of the applicable calendar year. Notwithstanding the preceding sentence, the Committee may establish an arrangement, separate and apart from the Plan, pursuant to which payment of all or a portion of a participant’s incentive award for a calendar year will or must be deferred. It is intended that any such arrangement will comply with the requirements of Section 409A of the Code. Unless the Committee determines otherwise, no incentive award will be payable to a participant with respect to a calendar year if the participant’s employment with the Company and its affiliates terminates at any time prior to the payment thereof.

6. Amendment or Termination.    The Board may amend or terminate the Plan at any time.

7. Term of the Plan.    The Plan will become effective as of January 1, 2005, subject to approval by the stockholders of the Company, and no amounts may be paid hereunder prior to such approval. Unless sooner terminated by the Board, the Plan will continue through the date of the first meeting of stockholders of the Company (or any adjournment thereof) in 2010.

8. Governing Law.    The Plan and each award made under the Plan shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law, it being understood, however, that annual incentive compensation awarded and paid under the Plan are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, and the provisions of the Plan and any award made hereunder will be interpreted and construed accordingly. The Plan is not intended to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and will be interpreted and construed accordingly.

9. No Rights Conferred.    Nothing contained herein will be deemed to give any person any right to receive an incentive compensation award under the Plan or to be retained in the employ or service of the Company or any affiliate or interfere with the right of the Company or any affiliate to terminate the employment or other service of any person for any reason.

10. Decisions of the Committee to be Final.    Any decision or determination made by the Committee shall be final, binding and conclusive on all persons.

EXHIBIT C

UNIVERSAL HEALTH SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.    The purpose of this Universal Health Services, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide eligible Employees of Universal Health Services, Inc., a Delaware corporation (the “Company”), and its Participating Subsidiaries with a convenient way to acquire shares of Common Stock through payroll deductions.

2. Definitions.    Wherever used herein, the following terms have the following meanings:

(a) “Account” means the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(e) “Common Stock” means the Company’s Class B Common Stock, $0.01 par value per share.

(f) “Compensation” means all regular salary, wages or earnings, including overtime pay, commissions and bonuses.

(g) “Effective Date” means February 1, 2005.

(h) “Employee” means an individual who performs services for the Company or a Participating Subsidiary in an employer-employee relationship. Employees shall not include independent contractors, leased employees or employees of a third party under an agency agreement.

(i) “Exercise Date” means the last day of an Offering Period.

(j) “Fair Market Value” means the fair market value of a share of Common Stock as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any given date shall be the closing sale price per share of the Common Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

(k) “Offering Period” means (i) with respect to the first Offering Period under the Plan, the five month period commencing February 1, 2005 and ending June 30, 2005, (ii) with respect to the second and third Offering Periods under the Plan, the quarterly periods commencing July 1, 2005 and October 1, 2005, respectively, and (iii) thereafter, the quarterly periods commencing as of January 1, April 1, July 1 and October 1 of each calendar year; provided, however, that the Committee may, in its sole discretion, modify the duration of any Offering Period, including the commencement and termination dates thereof, prior to the commencement of any such Offering Period.

(l) “Participant” means any Employee for whom an Account is maintained under the Plan.

(m) “Participating Subsidiary” means (i) any entity in which the Company holds, directly or indirectly, at least a 50% ownership interest, or (ii) any other entity in which the Company holds, directly or indirectly, a substantial ownership interest (that is less than a 50% ownership interest) and which has been designated by the Committee as a Participating Subsidiary including, without limitation, the entities set forth on Schedule I hereto (as amended or supplemented from time to time).

(n) “Purchase Price” shall have meaning specified in Section 8.

3. Available Shares.    Subject to the provisions of Section 13 hereof, the maximum number of shares of Common Stock available for issuance pursuant to the Plan shall not exceed 1,000,000. Such shares may be either authorized and unissued or held by the Company in its treasury. The Committee may cause the Company to purchase previously-issued and outstanding shares of Common Stock in order to enable the Company to satisfy its obligations hereunder.

4. Administration.    The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan, to change the time covered by an Offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decisions of the Committee with regard to questions of construction, interpretation and administration, shall be final, binding and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

5. Eligibility.

(a) Eligibility.    Except as provided in Section 5(b) and (c) below, an Employee shall be eligible to become a Participant in the Offering Period next following (or commencing on) the date he or she has completed thirty (30) days of employment with the Company or a Participating Subsidiary (or such other period of employment determined by the Committee prior to the commencement of any Offering Period).

(b) Ineligible Employees.    Notwithstanding any other provision of the Plan to the contrary, unless otherwise determined by the Committee, the following Employees shall be ineligible to participate in the Plan:

(i) Employees who are members of a collective bargaining unit whose agreement with the Company or a Participating Subsidiary does not provide for participation in the Plan;

(ii) Employees who are not regularly scheduled to work at least twenty (20) hours per week;

(iii) Employees who are classified by the Company or a Participating Subsidiary as seasonal, temporary or per diem employees; and

(iv) Employees who, immediately after the grant of an option hereunder, directly or indirectly, own stock (or other ownership interests) and/or hold outstanding options to purchase stock (or other ownership interests) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock (or other ownership interests) of the Company or any Participating Subsidiary.

(c) Additional Eligibility Restrictions.    An Employee who makes a hardship withdrawal from a Company sponsored 401(k) plan shall be prohibited from participating in the Plan for six months (or such other period determined by the Committee) after the date of such withdrawal.

6. Enrollment.    An eligible Employee shall become a Participant for an Offering Period by filing a Plan enrollment form with the Company authorizing payroll deductions prior to the Offering Period. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant in accordance with the provisions hereof. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, limit the number of shares of Common Stock a Participant may purchase during any Offering Period.

7. Payroll Deduction.    At the time a Participant enrolls in the Plan, he or she shall be required to elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election; provided that

(a) no more than $12,000 (or such other amount determined by the Committee) may be deducted from a Participant’s Compensation during any calendar year; and

(b) the Committee, acting in its discretion, may establish a minimum required amount of Compensation which is required to be withheld during an Offering Period.

All payroll deductions made for a Participant shall be credited to the Participant’s Account. Interest shall not accrue on any amounts credited to a Participant’s Account. The rate of a Participant’s contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant at such time and in such manner as the Committee may prescribe.

8. Purchase Price.    Subject to Section 13 of the Plan, the “Purchase Price” per share shall be equal to ninety percent (90%) of the Fair Market Value of a share of Common Stock on the Exercise Date (or such other

Purchase Price determined by the Committee prior to the commencement of any Offering Period, provided that, in no event, shall the Purchase Price be less than eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (i) the first day of the Offering Period or (ii) the Exercise Date). Notwithstanding the foregoing, the Purchase Price per share for the first Offering Period under the Plan shall be equal to ninety percent (90%) of the lesser of the Fair Market Value of a share of Common Stock on (i) the first day of the Offering Period or (ii) the Exercise Date.

9. Purchase of Shares.    On each Exercise Date, the amount credited to a Participant’s Account shall be used to purchase the number of shares of Common Stock determined by dividing the amount credited to the Participant’s Account by the Purchase Price per share. The balance, if any, remaining in the Participant’s Account in excess of the total purchase price of the shares so purchased shall be credited to the Participant’s Account as of the beginning of the next Offering Period and, unless otherwise determined by the Committee, shall be denominated in such Participant’s Account as a fractional share of Common Stock during such Offering Period, subject to the Participant’s continuing withdrawal right. If the total number of shares of Common Stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously purchased for Participants under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares shall be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

10. Discontinuance; Suspension; Withdrawal; Withholding Changes.

(a) Discontinuance.    At any time during an Offering Period, a Participant may discontinue contributions under the Plan by written notice delivered to the Company, in such form as the Company may prescribe. This notice become effective as soon as practicable following its receipt by the Company.

(b) Suspension.    All contributions by a Participant shall be automatically suspended upon a hardship withdrawal from a Company sponsored 401(k) plan. A Participant whose contributions have been so suspended shall become eligible to resume participation in the Plan in accordance with Section 5(c) above.

(c) Withdrawal.    A Participant may elect to withdraw all, but not less than all, of the amount credited to his or her Account in cash at any time during an Offering Period except on the Exercise Date with respect to that Offering Period by written notice delivered to the Company, in such form as the Company may prescribe.

(d) Withholding Changes.    At any time during an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions by filing a new Plan enrollment form with the Company authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable after the Company’s receipt of the new enrollment form.

11. Termination of Employment.    Any Participant whose employment with the Company or a Participating Subsidiary is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant’s Account during the Offering Period shall be paid to the Participant in cash or, in the case of a deceased Participant, to the Participant’s beneficiary, as soon as practicable after the Participant’s termination of employment.

12. Rights as a Stockholder.    No shares of Common Stock shall be issued under the Plan until full payment therefor has been made. A Participant shall have no rights as a stockholder with respect to any shares covered by an option granted hereunder until the date a stock certificate for such shares is issued to him or her and shall have no rights as a stockholder with respect to amounts credited to his or her Account that are denominated as fractional shares. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

13. Capital Changes, Reorganization, Sale.

(a) Adjustments Upon Changes in Capitalization.    The number and class of shares of Common Stock which may be issued under the Plan, as well as the number and class of shares of Common Stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

(b) Cash, Stock or Other Property for Stock.    Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), each Participant shall be permitted to purchase Common Stock with the balance of his or her Account immediately prior to such Exchange Transaction, and any amount credited to a Participant’s Account which is not used to purchase Common Stock before the Exchange Transaction shall be distributed to the Participant. Notwithstanding the preceding sentence, (i) if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then the rights of all Participants to purchase shares of Common Stock shall be converted into rights to purchase shares of Exchange Stock on an economically equivalent basis; and (ii) the Committee, acting in its discretion, may suspend operation of the Plan as of any date that occurs after a contract is made which, if consummated, would result in an Exchange Transaction and before the Exchange Transaction is consummated.

(c) Definition of Exchange Transaction.    For purposes hereof, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

(d) Fractional Shares.    In the event of any adjustment in the number of shares of Common Stock covered by any right pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded and each such right will cover only the number of full shares of Common Stock resulting from the adjustment.

(e) Determination of Board to be Final.    All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

14. Amendment and Termination.    The Board may amend or terminate the Plan at any time; provided that any such amendment shall be subject to the approval of the Company’s stockholders if (a) such amendment would increase the aggregate number of shares of Common Stock which may be issued under the Plan (except as otherwise provided in Section 13 hereof), or (b) such approval is otherwise required by applicable law or exchange requirements.

15. Transferability.    The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant’s lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant’s Account in the event of the Participant’s death during an Offering Period. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant’s death, the Participant’s estate shall be deemed to be his or her designated beneficiary.

16. No Rights Conferred.    Nothing contained in the Plan shall be deemed to give any Participant any right to be retained in the employ of the Company or a Participating Subsidiary or to interfere with the right of the Company or a Participating Subsidiary to discharge such Participant at any time.

17. Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18. Legal Requirements.    The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

19. Status of Plan.    The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, but is intended to qualify as a “stock purchase plan” within the meaning of Rule 16b-3(b)(5) by satisfying the coverage and participation requirements of Sections 423(b)(3) and 423(b)(5) of the Code and will be construed and administered accordingly. The Plan is not intended to be a “nonqualified deferred compensation plan” under Section 409A of the Code and shall be construed and administered accordingly. If any term or provision contained herein would otherwise cause the Plan to be characterized as a “nonqualified deferred compensation plan” under Section 409A of the Code, then, without further action by the Company, such term or provision shall automatically be modified to the extent necessary to avoid such characterization.

20. Governing Law.    The Plan shall be governed by the laws of the State of Delaware, without regard to its conflict of laws provisions.

21. Decisions and Determinations of Committee to be Final.    Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final, binding and conclusive.

22. Stockholder Approval.    The Plan shall be effective on the Effective Date, subject to approval by the stockholders of the Company. Notwithstanding any other provisions of the Plan, no shares of Common Stock may be purchased under the Plan prior to the date of such approval.

SCHEDULE I

LIST OF DESIGNATED SUBSIDIARIES

None.

PROXY

CLASS A

COMMON STOCK

CLASS C

COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of

Directors For The Annual Meeting Of

Stockholders To Be Held On June 2, 2005

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. held of record by the undersigned on April 22, 2005 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, June 2, 2005, at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK

☐

ACCOUNT NUMBER

CLASS A COMMON

CLASS C COMMON

The Board of Directors recommends a vote FOR Proposals I through V.

I.    The Election of Alan B. Miller

         ☐  For                         ☐  Withhold Authority

II.    The Election of Robert A. Meister

         ☐  For                         ☐  Withhold Authority

III.   The Approval of the Universal Health Services, Inc. 2005 Stock Incentive Plan

         ☐  For                         ☐  Against              ☐  Abstain

IV.   TheApproval of the Universal Health Services, Inc. 2005 Executive Incentive Plan

         ☐  For                         ☐  Against              ☐  Abstain

V.    The Approval of the Universal Health Services, Inc. Employee Stock Purchase Plan

         ☐  For                         ☐  Against              ☐  Abstain

The Board of Directors recommends a vote AGAINST Proposal VI.

VI.   TheConsideration of one Stockholder Proposal

         ☐  For                         ☐  Against              ☐  Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

DATED:

SIGNATURE:

SIGNATURE:

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALAN B. MILLER AND ROBERT A. MEISTER AS DIRECTORS, FOR THE APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. 2005 STOCK INCENTIVE PLAN, FOR THE APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. 2005 EXECUTIVE INCENTIVE PLAN, FOR THE APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN, AND AGAINST THE STOCKHOLDER PROPOSAL.

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

The Board of Directors recommends a

vote FOR Proposals 1 through 4.

1. The Election of

01 John F. Williams, Jr., M.D.

For Withhold Authority

2. The Approval of the Universal

Health Services, Inc. 2005

Stock Incentive Plan

FOR AGAINST ABSTAIN

3. The Approval of the Universal

Health Services, Inc. 2005

Executive Incentive Plan

FOR AGAINST ABSTAIN

4. The Approval of the Universal

Health Services, Inc. Employee

Stock Purchase Plan

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote AGAINST Proposal 5.

5. The Consideration of one

Stockholder Proposal

FOR AGAINST ABSTAIN

6. Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF JOHN F. WILLIAMS, JR., M.D. AS A DIRECTOR, FOR THE APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. 2005 STOCK INCENTIVE PLAN, FOR THE APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. 2005 EXECUTIVE INCENTIVE PLAN, FOR THE APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN, AND AGAINST THE STOCKHOLDER PROPOSAL.

Signature:        Date:        Signature:        Date:

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/uhs

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

CLASS B

COMMON STOCK

CLASS D

COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of Directors For

The Annual Meeting Of Stockholders To Be Held On June 2, 2005

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class B Common Stock and Class D Common Stock of Universal Health Services, Inc. held of record by the undersigned on April 22, 2005, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, June 2, 2005 at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY,

OR VOTE BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Annual Meeting

of

Universal Health Services, Inc. Stockholders

Thursday, June 2, 2005

10:00 a.m.

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA.

Agenda

Election of two Directors by the holders of Class A and Class C Common Stock

Election of a Director by the holders of Class B and Class D Common Stock

The Approval of the Universal Health Services, Inc. 2005 Stock Incentive Plan

The Approval of the Universal Health Services, Inc. 2005 Executive Incentive Plan

The Approval of the Universal Health Services, Inc. Employee Stock Purchase Plan

The Consideration of one Stockholder Proposal

Discussion on matters of current interest